UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MILLS, Paul D.
   275 S. Wilson Lane
   York, PA  17406
   USA
2. Issuer Name and Ticker or Trading Symbol
   York Financial Corp.
   YFED
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   August, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |8/11/9|M/K | |11,625            |A  |$3.763     |77,424*            |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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*  Adjusted for 5% stock di|      |    | |                  |   |           |                   |      |                           |
vidend paid 11/17/98 and fo|      |    | |                  |   |           |                   |      |                           |
r shares acquired          |      |    | |                  |   |           |                   |      |                           |
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   through the Dividend Rei|      |    | |                  |   |           |                   |      |                           |
nvestment Plan thru 8/31/99|      |    | |                  |   |           |                   |      |                           |
 .                          |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Stock Option |$3.763  |8/11/|M   | |11,625     |D  |1/18/|1/18/|Common Stock|11,625 |       |0           |   |            |
- Option to buy       |        |99   |    | |           |   |91   |01   |            |       |       |            |   |            |
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Employee Stock Option |        |     |    | |           |   |     |     |            |       |       |54,967*     |D  |            |
- Option to buy**     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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**SUMMARY:  Total of a|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ll other classes previ|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ously granted and repo|        |     |    | |           |   |     |     |            |       |       |            |   |            |
rted                  |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
* Adjusted for 5% stock dividend paid 11/17/98. Represents stock options previously granted and reported with exercise prices ranging from $8.989 to
$19.621.
SIGNATURE OF REPORTING PERSON
Paul D. Mills
DATE
August 31, 1999